Exhibit 2.1

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 19th day of October, 2015, by and between Wave Sync Corp., a Delaware corporation (hereinafter referred to as “Wave”), EGOOS Mobile Technology Company Limited, a British Virgin Islands business company (“EGOOS”) and Jie Yang, the sole shareholder of EGOOS (the “EGOOS Shareholder”).

WHEREAS, Wave is a publicly reporting company organized under the laws of Delaware with no significant operations;

WHEREAS, the EGOOS Shareholder owns 100% of the issued and outstanding capital stock of EGOOS, which owns 100% of the issued and outstanding capital stock of EGOOS Mobile Technology Company Limited, a Hong Kong company (“EGOOS HK”);

WHEREAS, EGOOS HK owns 100% of the issued and outstanding capital stock of Move the Purchase Consulting Management (Shenzhen) Co., Ltd. (“WOFE”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”);

WHEREAS, on August 5, 2015, WOFE entered into a series of contractual agreements with Guangzhou Yuzhi Information Technology Co., Ltd., Shenzhen Qianhai Exce-card Technology Co., Ltd. and Guangzhou Rongsheng Information Technology Co., Ltd. (collectively, “Operating Sub”), companies incorporated under the laws of the PRC, and the two shareholders of Guangzhou Yuzhi Information Technology Co., Ltd., in which WOFE effectively assumed management of the business activities of Operating Sub and has the right to appoint all executives and senior management and the members of the board of directors (EGOOS, EGOOS HK, WOFE and Operating Sub shall be referred to herein collectively as the “Group”);

WHEREAS, Wave desires to acquire (the “Acquisition”) 100% of the issued and outstanding equity securities of EGOOS (the “EGOOS Shares”) from the EGOOS Shareholder in exchange for the issuance by Wave to the EGOOS Shareholder one Acquisition Note (as defined in Section 4.01 below) in the principal amount of $15,000,000, convertible into 15,000,000 newly issued shares of Wave common stock, par value $0.001 per share (together with any securities into which such shares may be reclassified, the “Common Stock”) and the EGOOS Shareholder desire to exchange its EGOOS Shares for such Acquisition Note on the terms described herein;

WHEREAS, on the Closing Date, and as a result of the transactions contemplated hereby, EGOOS will become a wholly-owned subsidiary of Wave;

NOW THEREFORE, on the basis of the foregoing stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF EGOOS

As an inducement to, and to obtain the reliance of Wave, except as set forth in the Schedules of EGOOS attached hereto (the “EG Disclosure Schedules”), EGOOS hereby represents and warrants to Wave as of the Closing Date (as defined below) as follows.  As used herein, the term “knowledge of the Group” or similar language refers to the actual knowledge of the executive officers of Operating Sub.

Section 1.01      Incorporation.  Each member of the Group is organized under the laws of the jurisdiction set forth in Schedule 1.01 to the EG Disclosure Schedules, is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by each member of the Group to be conducted.  Each member of the Group is in possession of all governmental or third party approvals necessary to own, lease and operate the properties it purports to own, operate or lease, to carry on its business as it is now being conducted, to consummate the transactions contemplated by this Agreement.  No member of the Group is in violation of any of the provisions of their respective charter or organization documents.  The ownership records (which have been delivered to Wave) of each Group member’s registered capital are true, complete and accurate records of such ownership as of the date of such records and contain all transfers of such registered capital since the time of their respective organization.  No member of the Group is required to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to so qualify would not have a material adverse effect on: (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of the Group taken as a whole; or (ii) the ability of EGOOS to perform its obligations hereunder, but, to the extent applicable, shall exclude any circumstance, change or effect to the extent resulting or arising from: (A) any change in general economic conditions in the industries or markets in which the Group operates so long as the Group is not disproportionately (in a material manner) affected by such changes; (x) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack so long as the Group is not disproportionately (in a material manner) affected by such changes; (y) changes in United States generally accepted accounting principles, or the interpretation thereof; or (z) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby (a “Material Adverse Effect”).

Section 1.02      Authorized Shares.  Authorized Shares.  The number of shares which EGOOS is authorized to issue consists of 50,000 shares of a single class, par value US$ 1 per share.  There is one share of EGOOS currently issued and outstanding.  The issued and outstanding share of EGOOS is validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03      Subsidiaries.  Except as set forth on Schedule 1.03 to the EG Disclosure Schedules (which sets forth the corporate structure of the Group), EGOOS does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other entity.

Section 1.04      Financial Statements.

(a)           The Financial Statements provided by EGOOS include the audited balance sheets of Operating Sub as of December 31, 2013 and December 31, 2014 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2013 and December 31, 2014 together with the notes to such statements and the opinion of WWC , independent certified public accountants, and (ii) the unaudited financial statements of Operating Sub for the quarter ended June 30, 2015 (the “Financial Statements”).

(b)           The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.  The Operating Sub balance sheets included as part of the Financial Statements are true and accurate and present fairly as of their respective dates the financial condition of Operating Sub.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Operating Sub had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Operating Sub, in accordance with generally accepted accounting principles.  The statements of operations, stockholders’ equity and cash flows included as part of the Financial Statements reflect fairly the information required to be set forth therein by generally accepted accounting principles.

Section 1.05      Information.  The information concerning the Group set forth in this Agreement and the EG Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06      Options or Warrants.  Except as set forth in Schedule 1.06 to the EG Disclosure Schedules, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of any member of the Group.

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Section 1.07      Absence of Certain Changes or Events.  Except as disclosed in the EG Disclosure Schedules or the Financial Statements (with respect to subsequent events), since June 30, 2015:

(a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the Group;

(b)           No member of the Group has: (i) amended its memorandum of association or articles of association or other organizational documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)           No member of the Group has: (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement and the transaction contemplated hereby.

Section 1.08      Litigation and Proceedings.  Except as disclosed on Schedule 1.08 to the EG Disclosure Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Group after reasonable investigation, threatened by or against the Group or affecting the Group or their respective properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  No member of the Group has any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09       Contracts.

(a)           All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which any member of the Group is a party or by which it or any of its assets, products, technology, or properties are bound, other than those incurred in the ordinary course of business, are set forth on Schedule 1.09 to the EG Disclosure Schedules (the “Material Contracts”).  Such schedule contains any oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of members of the Group.

(b)         The Material Contracts are valid and enforceable by the applicable members of the Group party thereto in all respects, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.10      No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any Material Contract a member of the Group is a party or to which any of their respective assets, properties or operations are subject.

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Section 1.11      Compliance With Laws and Regulations.  To the best of its knowledge, each member of the Group has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not have a Material Adverse Effect.

Section 1.12      Approval of Agreement.  The Board of Directors of EGOOS has authorized the execution and delivery of this Agreement by EGOOS and has approved this Agreement and the transactions contemplated hereby.

Section 1.13      Valid Obligation.  This Agreement and all agreements and other documents executed by EGOOS in connection herewith constitute the valid and binding obligation of EGOOS, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF WAVE

As an inducement to, and to obtain the reliance of EGOOS and the EGOOS Shareholder, except as set forth in the Schedules of Wave attached hereto (the “Wave Schedules”), Wave hereby represents and warrants to EGOOS and the EGOOS Shareholder, as of the date hereof and as of the Closing Date, as follows.  As used herein, the term “knowledge of Wave” or similar language refers to the knowledge of any individual who has served as a named executive officer or director of Wave during the 36 month period prior to the execution of this Agreement.

Section 2.01      Organization.  Wave is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Attached as Schedule 2.01 to the Wave Schedules are complete and correct copies of the certificate of incorporation and bylaws of Wave as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Wave’s certificate of incorporation or bylaws.  Wave has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Wave has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02      Capitalization.

(a)           Wave’s authorized capitalization consists of (a) 100,000,000 shares of Common Stock, of which 98,405,005 shares are issued and outstanding.  All issued and outstanding shares of Common Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person or entity.  As of the Closing Date, no shares of Common Stock were reserved for issuance upon the exercise of outstanding options or warrants to purchase the Common Stock or other equity-based securities of Wave.  All outstanding Common Stock have been issued and granted in compliance with: (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any material contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Wave is a party or by which it or any of its assets or properties are bound, all of which are set forth on Schedule 2.02 to the Wave Disclosure Schedules (the “Wave Material Contracts”).

(b)           There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Wave, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 2.02 to the Wave Disclosure Schedules, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Wave is a party or by which it is bound obligating Wave to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Wave or obligating Wave to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Common Stock except as set forth in this Agreement.

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(c)           There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Wave is a party or by which it is bound with respect to any equity security of any class of Wave, and there are no agreements to which Wave is a party, or which Wave has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03      Subsidiaries and Predecessor Corporations.  Wave does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other entity.

Section 2.04      SEC Filings; Financial Statements.

(a)           Wave has made available to the EGOOS Shareholder a correct and complete copy, or there has been available on the EDGAR system maintained by the U.S. Securities and Exchange Commission (the “SEC”), copies of each report, registration statement and definitive proxy statement filed by Wave with the SEC for the 36 months prior to the date of this Agreement (the “Wave SEC Reports”), which, to Wave’s knowledge, are all the forms, reports and documents filed by Wave with the SEC for the 36 months prior to the date of this Agreement.

(b)           Each set of financial statements (including, in each case, any related notes thereto) contained in the Wave SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of Wave at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a material adverse effect on: (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of Wave; or (ii) the ability of Wave to perform its obligations hereunder, but, to the extent applicable, shall exclude any circumstance, change or effect to the extent resulting or arising from: (A) any change in general economic conditions in the industries or markets in which Wave operates so long as Wave is not disproportionately (in a material manner) affected by such changes; (x) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack so long as Wave is not disproportionately (in a material manner) affected by such changes; (y) changes in United States generally accepted accounting principles, or the interpretation thereof; or (z) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby (a “Wave Material Adverse Effect”).

(c)           As of the date of all balance sheets included in the Wave SEC Reports, except as and to the extent reflected or reserved against therein, Wave had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Wave, in accordance with U.S. generally accepted accounting principles.  All statements of operations, stockholders’ equity and cash flows included in the Wave SEC Reports reflect fairly the information required to be set forth therein by U.S. generally accepted accounting principles.

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(d)           Wave has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(f)           The books and records, financial and otherwise, of Wave are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

Section 2.05      Information.  The information concerning Wave set forth in this Agreement, the Wave Schedules and the Wave SEC Reports is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Wave has fully disclosed in writing to the EGOOS Shareholder (through this Agreement or the Wave Schedules) all information relating to matters involving Wave or its assets or its present or past operations or activities which: (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of Wave or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to Wave Material Adverse Effect, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters or proceedings and transactions with affiliates.

Section 2.07      Absence of Certain Changes or Events.  Since the date of the most recent Wave balance sheet included in the Wave SEC Reports:

(a)           there has not been: (i) any material adverse change in the business, operations, properties, assets or condition of Wave or (ii) any damage, destruction or loss to Wave (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Wave;

(b)           Wave has not: (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Wave; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements of any kind or nature; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)           Wave has not: (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Wave balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Wave; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)           to its knowledge, Wave has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Group.

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Section 2.08      Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Wave after reasonable investigation, threatened by or against Wave or affecting Wave or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Schedule 2.08 to the Wave Schedules.  Wave has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

  Section 2.09    Contracts.  Except for the Wave Material Contracts:

(a)           Wave is not a party to, and its assets or properties are not bound by, any contract, franchise, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)           Wave is not a party to or bound by, and the properties of Wave are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)           Wave is not a party to any oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Wave.

Section 2.10      No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any Wave Material Contracts or otherwise have a Wave Material Adverse Effect.

Section 2.11      Filings, Consents and Approvals.  Wave is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other foreign, federal, state, local or other governmental authority or other person or entity in connection with the execution, delivery and performance by Wave of this Agreement or any document or instrument contemplated hereby or thereby, except as expressly contemplated herein.

Section 2.12      Compliance With Laws and Regulations.  To the best of its knowledge, Wave has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.13      Approval of Agreements.  The Board of Directors and the holders of at least a majority of the issued and outstanding voting stock of Wave have duly authorized: (i) the execution and delivery of this Agreement by Wave and the transactions contemplated hereby, the Acquisition Note by Wave and the transactions contemplated each of the aforesaid agreements and instruments.

Section 2.14      Material Transactions or Affiliations.  Except as disclosed in the Wave SEC Reports or on Schedule 2.14 to the Wave Schedules, there exists no contract, agreement or arrangement between Wave and any predecessor and any person or entity who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Wave to own beneficially, 5% or more of the issued and outstanding Common Stock of Wave and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% stockholders of Wave has, or has had since inception of Wave, any known interest, direct or indirect, in any such transaction with Wave which was material to the business of Wave.  Wave has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

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Section 2.15      Bank Accounts; Power of Attorney.  Set forth on Schedule 2.15 to the Wave Schedules is a true and complete list of: (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Wave within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Wave, (b) all safe deposit boxes and other similar custodial arrangements maintained by Wave within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from Wave or who are otherwise authorized to act on behalf of Wave with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16      Valid Obligation.  This Agreement and all agreements and other documents executed by Wave in connection herewith constitute the valid and binding obligation of Wave, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17      Title to Property.  Wave does not own or lease any real property or personal property.  There are no options or other contracts under which Wave has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.18      Questionable Payments. Neither Wave nor, to Wave’s knowledge, any of its current or former stockholders, directors, officers, employees, agents or other persons or entities acting on behalf of Wave, has on behalf of Wave or in connection with Wave’s business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of Wave; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 2.19      Solvency.  Wave has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

Section 2.20      OFAC.  None of Wave nor, to the knowledge of Wave, any director, officer, agent, employee, affiliate or person acting on behalf of Wave, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Wave has not heretofore engaged in any transaction to lend, contribute or otherwise make available it funds or the funds of any joint venture partner or other person or entity towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person or entity currently subject to any U.S. sanctions administered by OFAC.

Section 2.21      Intellectual Property.  Wave does not own, license or otherwise have any right, title or interest in any intellectual property.

Section 2.22      Employees; Consultants, etc..  Except as disclosed in the Wave SEC Reports, Wave has no employees, officers, directors, agents or consultants.  Wave maintains no employee benefit plans or programs of any kind or nature.

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Section 2.23       Insurance.  Wave does not hold or maintain, nor is Wave obligated to hold or maintain, any insurance on behalf for itself or its assets or for any officer, director, employee or stockholder of Wave.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE EGOOS SHAREHOLDER

As an inducement to Wave, each EGOOS Shareholder, severally but not jointly, hereby represent and warrant to Wave as follows.

Section 3.01      EGOOS Shares.  The EGOOS Shares represent 100% of the issued and outstanding capital stock of EGOOS.  The EGOOS Shareholder is the record and beneficial owner, and has good title to the EGOOS Shares.  Such EGOOS Shareholder has the right and authority to sell and deliver its EGOOS Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the EGOOS Shares as herein contemplated and/or upon registering of Wave as the new owner of the EGOOS Shares in the share register of EGOOS, Wave will receive good title to the EGOOS Shares owned by such EGOOS Shareholder.

Section 3.02      Power and Authority. Such EGOOS Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of such EGOOS Shareholder, enforceable against such EGOOS Shareholder in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought..

Section 3.03      No Conflicts.  The execution and delivery of this Agreement by such EGOOS Shareholder and the performance by such EGOOS Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to such EGOOS Shareholder and (c) will not violate or breach any contractual obligation to which such EGOOS Shareholder is a party.

Section 3.04      Purchase Entirely for Own Account.  The Acquisition Note (as defined in Section 4.01 herein) proposed to be acquired by such EGOOS Shareholder pursuant to the terms hereof will be acquired for investment for such EGOOS Shareholder’s own account, and not with a view to the resale or distribution of any part thereof.

Section 3.05      Acquisition of Acquisition Note for Investment.

(a)           Such EGOOS Shareholder is acquiring the Acquisition Note for investment purposes and for such EGOOS Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such EGOOS Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Such EGOOS Shareholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Acquisition Note.

(b)           Such EGOOS Shareholder represents and warrants that it: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Wave and its securities.

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(c)           Such EGOOS Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Acquisition Note are not registered under the Securities Act and that the issuance thereof to such EGOOS Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Such EGOOS Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such EGOOS Shareholder was outside of the United States.

(d)           Such EGOOS Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e)           Such EGOOS Shareholder understands that the Acquisition Note may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Acquisition Note or any available exemption from registration under the Securities Act, the Acquisition Note may have to be held indefinitely.

ARTICLE IV

PLAN OF ACQUISITION

Section 4.01      The Acquisition.

(a)           On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 4.03), the EGOOS Shareholder shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the EGOOS Shares owned by the EGOOS Shareholder to Wave, with the objective of such Acquisition being the acquisition by Wave of 100% of the issued and outstanding shares of capital stock of EGOOS.

(b)           In consideration of the transfer of the EGOOS Shares to Wave by the EGOOS Shareholder, Wave shall issue to the EGOOS Shareholder a convertible note in the principal amount of $15,000,000 and convertible into 15,000,000 newly issued shares of Common Stock, the form of which is attached hereto as Exhibit A (the “Acquisition Note”).

(c)           At the Closing Date, each EGOOS Shareholder shall, on surrender of its certificate or certificates representing the EGOOS Shares owned by such EGOOS Shareholder to Wave or its registrar or transfer agent, be entitled to receive the Acquisition Note.

Section 4.02      Closing.  The closing of the transactions contemplated by this Agreement (the “Closing,” and the date of the Closing, the “Closing Date”) shall take place at a mutually agreeable time and place.

Section 4.03      Closing Events.  At the Closing, Wave, EGOOS and the EGOOS Shareholder shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.04      Termination.  This Agreement may be terminated by the parties only in the event that the parties do not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

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ARTICLE V

OTHER AGREEMENTS AND COVENANTS

Section 5.01      Legends.  Each EGOOS Shareholder acknowledges and agrees that each certificate representing the Acquisition Note shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

 “THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

Section 5.02      Delivery of Books and Records.  At the Closing, Wave shall deliver to the EGOOS Shareholder or their representatives the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Wave which is now in the possession of Wave or its representatives.

Section 5.03      Third Party Consents and Certificates.  Wave and the EGOOS Shareholder agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04      Director and Officer.  Concurrently with the Closing: Wave shall appoint Zuyue Xiang as the Chief Executive Officer and director of Wave.

Section 5.05      Sales of Securities Under Rule 144, If Applicable.

(a)           Wave will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for the applicable restricted period as required by Rule 144 as it is from time to time amended.

(b)           Upon being informed in writing by any person holding restricted stock of Wave that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Wave will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c)           If any certificate representing any such restricted stock is presented to Wave’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Wave will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

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ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF WAVE

The obligations of Wave under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01      Accuracy of Representations and Performance of Covenants.  The representations and warranties made by EGOOS and the EGOOS Shareholder in this Agreement were true when made and shall be true at the Closing Date.  EGOOS and the EGOOS Shareholder shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

Section 6.02      Officer’s Certificate.  Wave shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of EGOOS to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of EGOOS threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the EG Disclosure Schedules, which might result in any material adverse change in any of the assets, properties, business, or operations of the Group.

Section 6.03      Good Standing.  Wave shall have received a certificate of good standing from The Registrar of Corporate Affairs of the British Virgin Islands, dated as of no less than fifteen (15) business days prior the Closing Date, certifying that EGOOS is in good standing as a company in the British Virgin Islands.

Section 6.04      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of EGOOS and the Group after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF

EGOOS AND THE EGOOS SHAREHOLDER

The obligations of EGOOS and the EGOOS Shareholder under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01      Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Wave in this Agreement were true when made and shall be true as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Wave shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Wave.

Section 7.02      Closing Certificate.  The EGOOS Shareholder shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Wave, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Wave threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Wave Schedules, by or against Wave, which might result in any material adverse change in any of the assets, properties or operations of Wave.

Section 7.03      Officer’s Certificate.  The EGOOS Shareholder shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Wave, certifying that there are no existing liabilities as of the Closing Date and that each representations and warranties of Wave contained in this Agreement shall be true and correct on and as of the Closing Date.

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Section 7.04      Secretary’s Certificate.  The EGOOS Shareholder shall have been furnished with a certificate dated the Closing Date and signed by the secretary of Wave, certifying to the EGOOS Shareholder the resolutions adopted by the Board of Directors of Wave approving, as applicable, the transactions contemplated by this Agreement and the issuance of the Acquisition Note, certifying the current versions of its certificates of incorporation and bylaws or other organizational documents and certifying as to the signatures and authority of persons signing this Agreement and related documents on its behalf.

Section 7.05      Good Standing.  The EGOOS Shareholder shall have received a certificate of good standing from the Secretary of State of Delaware, dated as of a date within ten days prior to the Closing Date, certifying that Wave is in good standing as a corporation in the State of the Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.06      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.07      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Wave after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VIII

MISCELLANEOUS

Section 8.01      Brokers.  The parties agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Wave and the EGOOS Shareholder each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02      Governing Law; Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 8.03      Notices.  All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

If to Wave:

40 Wall Street, 28FL, Unit 2851

New York, NY 10005

Attention: Xinqian Zhang

Fax Number: 646-237-5799

If to EGOOS or the EGOOS Shareholder, to:

P.O.Box 957 Offshore Incorporations Centre Road Town, Tortola British Virgin Island

Attention: EGOOS Mobile Technology Company Limited

Any such notice or communication shall be deemed to have been given: (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by facsimile and receipt is confirmed by printed receipt and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04      Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.05      Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.06      No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

Section 8.07      Expenses.  Whether or not the Acquisition is consummated, each of the parties hereto will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Acquisition or any of the other transactions contemplated hereby.

Section 8.08       Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

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Section 8.09      Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 8.10      Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 8.01      Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.02      Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein, both prior to and following the Closing.

[Signature Page Follow]

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

WAVE SYNC CORP.

By:	/s/ Mei Yang
Name: Mei Yang
Title: Chief Executive Officer

EGOOS MOBILE TECHNOLOGY COMPANY LIMITED

By:	/s/ Jie Yang
Name: Jie Yang
Title: Director

EGOOS SHAREHOLDER:

/s/ Jie Yang
Name: Jie Yang

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Exhibit A

Form of Convertible Note